Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ocugen, Inc. Inducement Stock Option and Restricted Stock Unit Awards (June 2021 – February 2022) of our reports dated February 28, 2022, with respect to the consolidated financial statements of Ocugen, Inc., and the effectiveness of internal control over financial reporting of Ocugen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2022